Exhibit 2.2

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of March 15, 2021, by and among TPG Pace Beneficial Finance Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353463 (“SPAC”), Edison Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Dutch Holdco”), New TPG Pace Beneficial Finance Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 368739 (“New SPAC”), ENGIE New Business S.A.S., a société par actions simplifiée organized and existing under the laws of France (“Seller”), and EV Charged B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company” and together with SPAC, Dutch Holdco, New SPAC, Seller and the Company, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of December 10, 2020 (as may be amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 9.04 thereof as more fully set forth herein and, in connection therewith, the Company Disclosure Schedules as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.    Amendments Regarding Conversion of Securities.

(a)    Paragraph 14 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, concurrently with the execution of this Agreement, the holders of the SPAC Founders Shares are entering into a waiver (the “Waiver Agreement”) pursuant to which the holders of the SPAC Founders Shares shall agree to waive the receipt of certain Dutch Holdco Common Shares as a result of the conversion of Dutch Holdco Founder Shares as described in Section 2.01(b)(iii); and

(b)    The definition of the term “Cash Consideration” in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

“Cash Consideration” means an amount (which amount shall not in any event be less than $0.00) equal to (i) 50% of the aggregate Available Cash in excess of (A) $260,000,000 plus (B) the aggregate SPAC Transaction Expenses and Company Transaction Expenses borne by Dutch Holdco in accordance with Section 9.03 (provided that any amount calculated pursuant to this clause (i) shall not exceed $150,000,000 in any event) plus (ii) 60% of the aggregate Available Cash in excess of (A) $560,000,000 plus (B) the aggregate SPAC Transaction Expenses and Company Transaction Expenses borne by Dutch Holdco in accordance with Section 9.03, plus (iii) the Closing Incentive Awards Portion; provided, that in no event shall the total Cash Consideration exceed an amount equal to $180,000,000 plus the Closing Incentive Awards Portion.

(c)    The definition of the term “Company Enterprise Value” in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

“Company Enterprise Value” means (a) $786,500,000 if Closing occurs on or before April 29, 2021, (b) $791,340,000 if Closing occurs on or after April 30, 2021, but before May 31, 2021, (c) $796,180,000 if Closing occurs on or after May 31, 2021, but before June 30, 2021, (d) $800,180,000 if Closing occurs on or after June 30, 2021, but before July 31, 2021, (e) $806,180,000 if Closing occurs on or after July 31, 2021, but before August 31, 2021 and (f) $812,180,000 if Closing occurs on or after August 31, 2021.

(d)    Section 1.01 is hereby amended to include a new term as follows:

“Closing Incentive Awards Portion” means an amount equal to 50% of the Closing Incentive Awards granted to certain employees of the Company pursuant to Section 7.13(c).

(e)    The following terms are hereby added to Section 1.02 of the Agreement in the appropriate alphabetical locations:

Defined Term	Location of Definition
Dutch Holdco Articles	§	2.03	(b)(vi)
Dutch Holdco Founders Share	§	2.01	(b)(iii)

(f)    Section 2.01(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

(iii)    Each SPAC Founders Share shall be cancelled in exchange for consideration consisting of the right to receive one (1) validly issued, fully paid and non-assessable Class F ordinary share of New SPAC, par value $0.0001 per share (each, a “New SPAC Founders Share”), each of which New SPAC Founders

Share shall be issued to the Exchange Agent and exchanged for the right to receive one (1) validly issued, fully paid and non-assessable founder share of Dutch Holdco, par value EUR 0.01 per share (each, a “Dutch Holdco Founders Share”) against a contribution in kind to Dutch Holdco pursuant to and in accordance with Section 2.04, each of which Dutch Holdco Founders Share will be held by the Exchange Agent for the benefit of the former holders of SPAC Founders Shares and will, immediately following the issuance of such Dutch Holdco Founders Shares to the Exchange Agent, pursuant to a resolution to be adopted by SPAC prior to Closing in its capacity as sole shareholder of Dutch Holdco and in accordance with the conversion ratio described below, convert into a number of validly issued, fully paid and non-assessable Dutch Holdco Common Shares, to be held by the Exchange Agent for the benefit of the former holders of SPAC Founders Shares, provided that the conversion ratio mentioned above will be (A) consistent with the conversion ratio set forth in Article 17 (including Article 17.3) of the SPAC Articles of Association (assuming for such purpose that such Dutch Holdco Founders Shares were SPAC Founders Shares and the Transactions contemplated hereby were consummated by SPAC as the Business Combination (as defined in the SPAC Articles of Association)), (B) subject to the Waiver Agreement (which shall be executed by each holder of SPAC Founders Shares), (C) consistent with Exhibit E and (D) established such that, if the total number of Dutch Holdco Common Shares resulting from the conversion of the Dutch Holdco Founders Shares would result in a fractional Dutch Holdco Common Share, the conversion ratio is adjusted as needed for such fraction to be rounded to the nearest whole number.

(g)    Section 2.03(b)(vi) of the Agreement is hereby amended and restated in its entirety as follows:

(vi)    the notarial deed of conversion and amendment of articles of association of Dutch Holdco shall be executed before the Civil Law Notary, pursuant to which (1) Dutch Holdco shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (2) the articles of association and bylaws of Dutch Holdco shall be amended in the form of Exhibit D (the “Dutch Holdco Articles”);

(h)    Section 2.04(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)    Exchange Procedures. As promptly as practicable after the date hereof, SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of (a) SPAC Units, (b) SPAC Class A Common Shares, (c) SPAC Founders Shares, (d) SPAC Public Warrants, (e) SPAC Founders Warrants and (f) SPAC Forward Purchase Warrants (collectively, “SPAC Securities”) a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and Seller (the “Letter of Transmittal”) and shall specify (1) that delivery shall be effected, and risk of loss and title to the applicable SPAC Securities shall pass, only upon proper surrender of such SPAC Securities to the Exchange Agent or other cancellation, and (2) instructions for use in effecting the surrender or other cancellation of the SPAC Securities pursuant to the Letter of Transmittal. Immediately following the SPAC Merger Effective Time, (i) the Parties shall cause the Exchange Agent acting as exchange agent and solely for the account and benefit of the former holders of SPAC Units, SPAC Class A Common Shares and SPAC Founders Shares, to contribute, for the account and benefit of the former holders of SPAC Units, SPAC Class A Common Shares and SPAC Founders Shares, all of the issued and outstanding New SPAC Common Shares and New SPAC Founders Shares that were issued to the Exchange Agent pursuant to Section 2.01(b) to Dutch Holdco, as a contribution in kind and, in consideration of this contribution in kind, Dutch Holdco shall issue and deliver to the Exchange Agent (for the account and benefit of the former holders of SPAC Units, SPAC Class A Common Shares and SPAC Founders Shares) the Dutch Holdco Common Shares and Dutch Holdco Founders Shares (which shall be converted into Dutch Holdco Common Shares as set forth in Section 2.01 and the Dutch Holdco Articles) to be issued pursuant to Section 2.01(b), and (ii) Dutch Holdco shall issue to the Exchange Agent (for the account and benefit of the former holders of SPAC Public Warrants, SPAC Founders Warrants and SPAC Forward Purchase Warrants) against the simultaneous cancellation of all of the New SPAC Public Warrants, New SPAC Founders Warrants and New SPAC Forward Purchase Warrants issued pursuant to Section 2.01(b), the Dutch Holdco Public Warrants, Dutch Holdco Founders Warrants and Dutch Holdco Forward Purchase Warrants to be issued pursuant to Section 2.01(b). Following the actions contemplated by the prior sentence and after the surrender to the Exchange Agent of all SPAC

A-1-2

Securities held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, each former holder of such SPAC Securities shall be entitled to receive from the Exchange Agent, in exchange therefore, the applicable Dutch Holdco Common Shares (including those received by the Exchange Agent upon conversion of the Dutch Holdco Founders Shares) Dutch Holdco Public Warrants, Dutch Holdco Founders Warrants and Dutch Holdco Forward Purchase Warrants to be issued pursuant to Section 2.01(b). Until surrendered as contemplated by this Section 2.04, the SPAC Securities shall be deemed at all times after the Closing to represent only the right to receive upon such surrender the Dutch Holdco Common Shares, Dutch Holdco Founders Shares and warrants to acquire Dutch Holdco Common Shares contemplated by Section 2.01.

(i)    Section 2.04(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)    No Further Rights in SPAC Securities. The Dutch Holdco Common Shares, Dutch Holdco Founders Shares and warrants to acquire Dutch Holdco Common Shares contemplated by Section 2.01 payable upon exchange of the SPAC Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Securities.

(j)    Section 2.04(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)    Adjustments. The Dutch Holdco Common Shares (including upon conversion of the Dutch Holdco Founders Shares) and warrants to acquire Dutch Holdco Common Shares issued as contemplated by Section 2.01 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Dutch Holdco Common Shares occurring on or after the date hereof and prior to the Closing.

(k)    Section 7.05(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)    The Seller and SPAC shall collaborate in good faith regarding the grant to certain employees of the Company of certain cash incentive compensation awards that will become payable to such employees as of the Closing (the “Closing Incentive Awards”), which Closing Incentive Award shall not exceed in the aggregate the amount set forth on Section 7.05(c) of the Company Disclosure Schedule. The Seller shall contribute cash to the Company as necessary to fully fund the payment obligations of the Closing Incentive Awards prior to the Closing (which contribution shall be in addition to the contributions required by Section 6.01(b));

(l)    Section 7.06(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)    Prior to or in connection with the Closing, notwithstanding the obligations set forth in Section 7.13(c) of this Agreement, Dutch Holdco shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of Dutch Holdco. From and after the date of this Agreement, Dutch Holdco, SPAC, the Seller and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance;

(m)    Section 9.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)    by either SPAC or Seller if the Closing shall not have occurred prior to the date that is 180 days after the date hereof (subject to extension as set forth below, the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that SPAC, in its sole discretion, shall be entitled to extend the Outside Date (i) to the date that is 270 days after the date hereof so long as SPAC informs Seller of its election to do so on or before May 28, 2021, or (ii) until the satisfaction of the condition to Closing set forth in Section 8.01(h) to the extent such condition has not been satisfied prior to the date that is 180 days after the date hereof;

(n)    Exhibit B to the Agreement is hereby amended and restated in its entirety to be replaced with Exhibit A to this First Amendment.

(o)    Exhibit D to the Agreement is hereby amended and restated in its entirety to be replaced with Exhibit B to this First Amendment.

2.    Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3.    Governing Law; Waiver of Jury Trial. Section 10.06 and Section 10.07 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.

4.    Headings. The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.

5.    Counterparts. This First Amendment may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

A-1-3

IN WITNESS WHEREOF, SPAC, Dutch Holdco, New SPAC, Seller and the Company have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE BENEFICIAL FINANCE CORP.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

EDISON HOLDCO B.V.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Managing Director

NEW TPG PACE BENEFICIAL FINANCE CORP.

By	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

ENGIE NEW BUSINESS S.A.S.

By	/s/ Yves Le Gélard
Name:	Yves Le Gélard
Title:	Chairman

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

EV CHARGED B.V.

By	/s/ Kristof Vereenooghe
Name:	Kristof Vereenooghe
Title:	Chief Executive Officer

By	/s/ Rob G.J. Blasman
Name:	Rob G.J. Blasman
Title:	Chief Financial Officer

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

EXHIBIT A

Form of Registration Rights Agreement

[Attached]

A-1

EXHIBIT B

Form of Dutch Holdco Articles of Association

[Attached]

B-1